Exhibit 10.14

[FORM OF]

KEARNY BANK

DIRECTOR LIFE INSURANCE AGREEMENT

Amendment

WHEREAS, Kearny Bank (the “Bank”) has entered into a Director Life Insurance Agreement (“Agreement”) with ________ (the “Insured”); and

WHEREAS, the Bank wishes to amend the Agreement to conform the definition of “Change in Control” with that of other arrangements sponsored by the Bank and to eliminate references to the “Office of Thrift Supervision” in the Agreement; and

WHEREAS, pursuant to Section XIV of the Agreement, the Bank may amend the Agreement at any time prior to Change in Control and during the lifetime of the Insured.

NOW THEREFORE, the Agreement is amended by deleting Section VIII in its entirety and replacing it with the following new Article VIII:

“If a Change of Control shall occur prior to the Insured’s termination of service or Retirement, then the death benefit coverage set forth in Section VI shall remain in effect until the Insured’s death notwithstanding the conditions of age and/or years of service set forth at Section VI, unless this Agreement is otherwise terminated pursuant to its terms not less than one year prior to such date of a Change in Control. For the avoidance of doubt, this Agreement may not be amended or terminated after a Change in Control.  Coverage under this Agreement for the Insured who terminates service with the Bank (for reasons other than death or prior to a Change in Control) prior to satisfaction of the Retirement requirements of Section VI (and prior to the occurrence of a Change of Control) will cease on his or her last day of service as a member of the Board of the Bank.

For purposes of the above, a “Change of Control” shall mean:

(i) Merger:  Kearny Financial Corp. (the “Company”) or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii) Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv) Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.”

IN WITNESS WHEREOF, the Bank has adopted this Amendment, on and effective as of the date set forth below.

KEARNY BANK

By
Date	Its

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